UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On October 21, 2008, Genpact Onsite Services Inc., a Delaware corporation (the “Company”), which is a wholly-owned subsidiary of Genpact Limited, entered into an employment agreement under Belgian law (the “Employment Agreement”) with Patrick Cogny, the President and Chief Executive Officer of Genpact Europe. The Employment Agreement was entered into in connection with Mr. Cogny’s relocation to Belgium and his appointment as a director of the Company and branch manager of the Company’s Belgian branch. The Employment Agreement replaces a prior agreement with substantially similar terms governed by Romanian law.

Among other provisions, the Employment Agreement specifies that Mr. Cogny will receive an annual gross basic salary of €252,810, which salary will be increased to €266,184 effective December 1, 2008. The Employment Agreement provides for certain tax free allowances and benefits, including reimbursement for housing costs up to a maximum of  €48,000 per year and a school allowance for Mr. Cogny’s children up to €62,000 per year, and use of a company car. In addition, if Mr. Cogny is terminated, except for a serious breach of the Employment Agreement, serious misconduct or serious negligence, he will receive a one-time payment equal to ten months of his base salary.

The foregoing summary is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Employment Agreement of Patrick Cogny, dated October 21, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: October 21, 2008	By:	/s/ Heather White
	Name:	Heather White
	Title:	Vice President
and Assistant Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement of Patrick Cogny, dated October 21, 2008